EXHIBIT 10.7

Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet points denote omissions.

TO:	FLEXTRONICS INTERNATIONAL LIMITED

Re:	Asset Purchase Agreement (“APA”) and Amended and Restated Master Contract Manufacturing Services Agreement (“MCMSA”) between Nortel Networks Limited (the “Seller”) and Flextronics International Limited (the “Purchaser”) dated June 29, 2004

1.	In connection with the transactions contemplated in the APA and the MCMSA, and in recognition of the period in respect of which the Transferred Employees were employed as employees of the Seller or Designated Seller, and in connection with an associated ICR commitment made by the Purchaser or Designated Purchaser, the Seller or Designated Seller wishes to set out in this Letter the terms and conditions of the parties’ agreement relating to certain post-closing Severance Cost payments to be made by the Seller or Designated Seller.

2.	Any capitalized term contained in this Letter which is not defined herein shall have the meaning set out in the APA or the MCMSA, as the case may be. The following terms shall have the following meanings:

“Nortel Networks Systems Houses” means the Operations housed in the Calgary Westwinds Facility, Monkstown Facility, Montreal BAN 1 Facility, Montreal BAN 3 Facility, Montreal BAN 3 Facility and Montreal OPTO 1 Facility.

“Severance Costs” means:

(i)	for Alberta and Ontario Transferring Employees, the statutory and common law entitlements of an employee whose employment is terminated by the Purchaser or Designated Purchaser, based on the factors recognized by the relevant Government Entities including, without limitation, courts of competent jurisdiction, and reasonable outplacement fees;

(ii)	for Quebec Non-Union Transferring Employees, the entitlements under the Laws of the Province of Quebec, of an employee whose employment is terminated by the Purchaser or Designated Purchaser, based on the factors recognized by the relevant Government Entities including, without limitation, courts of competent jurisdiction, and reasonable outplacement fees;

(iii)	for Quebec Union Transferring Employees, the entitlements under the relevant Collective Labour Agreement and as provided under the Laws of the Province of Quebec of an employee whose employment is terminated by the Purchaser or Designated Purchaser;

(iv)	for UK Transferring Employees, means;

(a)	pay in lieu of contractual notice (where such notice is not worked); including employer’s National Insurance contribution, where applicable. For the absence of doubt, a payment in lieu of contractual notice shall include a payment in lieu of employee benefits in accordance with the Seller’s or Designated Seller’s current UK policy and practice.

(b)	any required statutory redundancy payment

(c)	an additional payment calculated in accordance with the attached Schedule A.

Such UK Severance Costs shall exclude, for the avoidance of doubt, any amount claimed by or paid to a UK Transferring Employee in respect of unfair dismissal, protective award or discrimination, or pursuant to the fair employment legislation of Northern Ireland; and,

(d)	reasonable outplacement fees.

(v)	for the U.S. Transferring Employees, [•] of the severance pay in accordance with Purchaser’s obligations pursuant to Section D-9.9 of Exhibit D-9, and reasonable outplacement fees.

“Terminated”, “Terminates”, “Terminate” or “Termination” refers to a cessation of employment of a Transferring Employee initiated by the Purchaser or Designated Purchaser (including, but not limited to a termination by reason of redundancy) and, without limiting the generality of the foregoing, includes a layoff with no right of recall (applies only to Quebec Union Transferring Employees), and temporary layoffs deemed to be a termination of employment under applicable law.

3.	Subject to the conditions of this Letter, in the event that: (1) within a period of [•] following the applicable Effective Date of the applicable Close the Purchaser or Designated Purchaser Terminates the employment of any Transferring Employee; and (2) as a direct result of said Termination, the Purchaser or Designated Purchaser incurs a cost within a period of [•] following the applicable Effective Date of the applicable Close, the Seller or Designated Seller shall, in accordance with paragraph 5(e), reimburse the Purchaser or Designated Purchaser for any Severance Costs it has actually incurred.

4.	Seller or Designated Seller agrees that:

(a)	prior to providing notice of termination or Terminating the employment of any Transferring Employee, the Purchaser or Designated Purchaser shall consult with Seller or Designated Seller regarding its plans as early as practicable. It shall be a condition of any reimbursement, however, that such consultation shall occur in no event later than twenty (20) Business Days prior to the issuance of any notice of termination or redundancy or, in the UK, on or about the date of commencement of the information and consultation process with the relevant employee representatives, if earlier, in order to facilitate discussion between the Seller or Designated Seller and the Purchaser or Designated Purchaser regarding any potential alternatives to Termination of employment and regarding strategies to reduce Severance Costs;

(b)	prior to providing notice of Termination, or Terminating the employment of any Transferring Employee, if reimbursement is to be claimed hereunder for resulting costs, the Purchaser or Designated Purchaser shall have made commercially reasonable efforts, consistent with its cost reduction objectives, to avoid the

Termination of Transferring Employees, including but not limited to the termination of the employment or services of individuals, other than Transferring Employees, that are employed at the same facility and providing the same or substantially similar services at an equivalent level of performance, to the extent permitted by applicable Law;

(c)	in consideration of any payments it makes to Transferring Employees it has Terminated in excess of their statutory termination entitlements, the Purchaser or Designated Purchaser shall seek to obtain a general release from such Transferring Employee, including a release of claims against the Seller and its Affiliates, and specifically in relation to any UK Transferring Employee, a binding waiver of claims, in form(s) mutually satisfactory to both the Purchaser and the Seller.

5.	Notwithstanding anything in the foregoing to the contrary:

(a)	“Severance Costs” do not include any amount claimed by, or paid to a Transferring Employee on account of his/her wrongful or unlawful treatment by the Purchaser post-applicable Employment Transfer Date, including, without limitation, unfair dismissal liability, discrimination or human rights liability, extra-contractual or tort damages, Wallace-type damages (Canada only) or legal fees and disbursements;

(b)	Notwithstanding subparagraph 5(f), Seller has no obligation to pay any Severance Costs incurred by Purchaser resulting from: (i) operational efficiencies realized by the Purchaser or Designated Purchaser in former Nortel Networks System Houses that are unrelated to the considerations described in Section 5(f), unless approved by Seller or Designated Seller in its sole discretion; (ii) reductions in headcount due to any change in general economic, business or financial market conditions, or a decrease in the customer demand for the Seller’s or Designated Seller’s products; (iii) any labour actions including, without limitation, work stoppages or other industrial action to the extent such labour actions are unrelated to measures taken for the achievement of ICR; (iv) war (whether declared or undeclared), (v) revolution, riot, insurrection, public demonstration or other civil commotion, (vi) acts of terrorism, sabotage, criminal damage or threat of such acts, or (vii) nuclear explosion, radioactive or chemical contamination or ionising radiation; and (viii) any other force majeure events. This subsection 5(b) shall not apply to (a) Severance Costs paid to Design Employees, or (b) Severance Costs incurred as a result of any closure of the Monkstown Facility.

(c)	Severance Costs do not include any costs incurred by the Purchaser relating to: Brazil Transferring Employees; France Transferring Employees; Design Employees (except as set out in attached Schedule B), Logistics Employees, or Repair Employees as defined in Schedules 1.1(42), 1.1(128) and 1.1(190) respectively;

(d)	Purchaser shall invoice Seller quarterly and furnish supporting evidence, satisfactory to the Seller, in reasonable detail, of Severance Costs it has incurred in the course of terminating Transferring Employees, and in respect of which reimbursement is sought. Seller shall pay approved invoices within thirty-eight (38) days of receipt provided, however, that Seller shall have the right, without notice or other formality, to set-off and apply any obligation, present or future, owed by Seller to Purchaser arising under or in connection with this Letter, against any obligation, present or future, owing by Purchaser to Seller under the APA with respect to the Purchase Price, including amounts owed under the Promissory Notes.

(e)	the maximum liability of the Seller for Severance Costs pursuant to this Letter (other than pursuant to Schedule B) shall not exceed [•] (U.S.) in the aggregate (“Severance Cost Cap”), and, provided that, up to a maximum percentage of the Severance Cost Cap as set forth below shall become available to the Purchaser following the Closing of each of the following tranches,:

(i)	Montreal BAN 1 Facility, Montreal BAN 3 Facility, and Montreal OPTO 1 Facility — [•]

(ii)	Calgary Westwinds Facility — [•]

(iii)	Monkstown Facility — [•]

In the event that the tranches are other than as set out above, the Seller and the Purchaser shall mutually agree on an appropriate change to the above apportionment of availability of the amounts that comprise the Severance Cost Cap.

(f)	the maximum number of Transferring Employees whose Termination may trigger an obligation by Seller or Designated Seller to pay Severance Costs pursuant to this Letter is [•]. With respect to that number: (i) up to [•] may be Alberta and Ontario Transferring Employees, Quebec Union Transferring Employees, Quebec Non-Union Transferring Employees or U.K. Transferring Employees related to the implementation of the Transition Implementation Plan; (ii) up to [•] may be Alberta and Ontario Transferring Employees, Quebec Union Transferring Employees or Quebec Non-Union Transferring Employees or U.K. Transferring Employees related to the implementation of other Authorized Plans; and (iii) up to [•] may be U.K. Transferring Employees whose employment has been Terminated as a result of any subsequent decision by Purchaser to close the Monkstown Facility. The [•] may include both direct manufacturing employees or indirect employees. None of the [•] will be Design Employees. Severance Costs with respect to Design Employees are set out in Schedule B. An “Authorized Plan” means a plan, other than the Transition Implementation Plan, that has a positive business case for the achievement of ICR to the commercially reasonable satisfaction of the Seller.

(g)	[•]

6.	Purchaser or Designated Purchaser shall not, within a period of twelve (12) months from the relevant Termination date, whether directly or indirectly, re-hire as an employee, or otherwise engage the services (including, without limitation, as a consultant or independent contractor) any Transferring Employee whose employment Purchaser or Designated Purchaser has Terminated and in respect of whom reimbursement has been sought by Purchaser or Designated Purchaser pursuant to this Letter, unless (a) Seller gives its express consent, or (b) Purchaser or Designated Purchaser shall repay Seller for any amount that Seller reimbursed Purchaser or Designated Purchaser as Severance Costs with respect to such Transferring Employee in accordance with this Letter.

7.	In the event that the APA and MCMSA are terminated in accordance with their terms prior to the first Closing under the APA, this Letter shall also terminate and will have no further force and effect.

8.	Limitations on Losses. Under no circumstance shall either party be liable to the other Party under this Letter for punitive damages or indirect, special or incidental damages, or damage to reputation, arising out of or in connection with any breach or alleged breach of any of the terms herein, including damages alleged as a result of tortious conduct.

9.	Governing Law; Submission to Jurisdiction. This Letter is made under the laws of the Province of Alberta and the Federal Laws of Canada applicable therein and shall for all purposes be construed in accordance with and governed by the laws of the Province of Alberta and the Federal Laws of Canada applicable therein (excluding the laws applicable to conflicts of law). The parties hereto agree that all disputes and claims, whether for damages, specific performance, injunction or otherwise, both at law and equity, arising out of or in any connection with this letter shall be brought in the Courts of the Province of Alberta located in the City of Calgary and hereby attorns to the exclusive jurisdiction of such court and service of process in any such suit being made upon such person by mail at the address specified in herein. Each Party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

10.	Waiver of Jury Trial; Limitation on Damages. Each Party hereto hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Letter or any rights or obligations hereunder or the performance of such rights and obligations. Except as prohibited by law, each of the Party hereto hereby waives any right it may have pursuant to this Letter to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages that are in excess of one times the losses incurred.

11.	Notices and correspondence relating to this Letter shall be addressed as follows:

To:	Nortel Networks Limited 3500 Carling Avenue Nepean, Ontario Canada K2H 8E9 Attention: Vice-President, Supply Management Fax: 613-763-8946

with required copies to:

Nortel Networks Limited 8600 Dixie Road, Suite 100 Brampton, Ontario Canada L6T 5P6 Attention: Secretary Fax: (905) 863-8386

and:	Nortel Networks Inc. 220 Athens Way, Suite 300 Nashville, Tennessee USA 37228-1397 Attention: Law Department Fax: (615) 432-4067

To:	Flextronics International Limited

Attention:

[REMAINDER OF PAGE INTENTIONALLY BLANK]

DATED: June 29, 2004.

NORTEL NETWORKS LIMITED

By:	/s/ CHAHRAM BOLOURI

Name:	Chahram Bolouri

Title:	President, Global Operations

By:

Name:

Title:

AGREED TO: June 29, 2004.

FLEXTRONICS INTERNATIONAL LTD.,
Acting through its Hong Kong branch

By:	/s/ MANNY MARIMUTHU

Name:	Manny Marimuthu

Title:	Authorized Signatory

FLEXTRONICS TELECOM SYSTEMS, LTD.

By:	/s/ MANNY MARIMUTHU

Name:	Manny Marimuthu

Title:	Authorized Signatory

[Signature page to Severance Side Letter]

SCHEDULE A

(i)	In respect of those applicable UK Transferring Employees governed by the Manufacturing Operations Collective Bargaining Redundancy Agreement between Standard Telephones and Cables (Northern Ireland) Limited and the Amalgamated Union of Engineering Workers and others dated 1st February 1985 (the “Operations Redundancy Agreement”) such additional severance costs as are required to be paid (for the absence of doubt, in addition to those severance costs payable pursuant to clause 2 (iv)(a) and (b) of this Side Letter) in accordance with that Operations Redundancy Agreement.

(ii)	In respect of those applicable UK Transferring Employees governed by the Test Technicians Collective Bargaining Redundancy Agreement between Nortel Networks UK Limited and Amicus dated 9th July 2002 (the “Technicians Redundancy Agreement”) such additional severance costs as are required to be paid (for the absence of doubt, in addition to those severance costs payable pursuant to clause 2 (iv)(a) and (b) of this Side Letter) in accordance with that Technicians Redundancy Agreement.

(iii)	In respect of all other applicable UK Transferring Employees additional severance costs in accordance with the calculation set out below;

•	(i)	1/2 weeks Pay per year of completed service.

PLUS
•	(ii)	for employees under 45 years of age, 1 weeks Pay per year of completed service to a maximum 12 weeks Pay.
•	(iii)	for employees over 45 years of age, 1.5 weeks pay per year of completed service to a maximum of 18 weeks Pay.

(iv)	such additional ex gratia amounts as the Seller and Purchaser shall mutually agree are applicable to certain UK Transferring Employees between fifty (50) and sixty (60) years of age.

Where “Pay” is defined as the applicable UK Transferring Employee’s contractual pay.

SCHEDULE B

DESIGN EMPLOYEES

Seller will pay Severance Costs incurred by Purchaser relating to the Termination of employment of Design Employees subject to the following:

1.	Notwithstanding Section 4 of the Letter, Seller has no obligation to pay Severance Costs relating to Design Employees unless the Termination is as a result of a decrease in workload, caused by a reduction in services required by the Seller and its Affiliates, to a level below that which existed at the applicable Employment Transfer Date;

2.	[•]; and

3.	Seller will reimburse the Purchaser, or Designated Purchaser as the case may be: (i[•] percent of the Severance Costs it may incur in [•] period following the first Closing Date; and [•] percent of the Severance Costs it may incur in the period that is between [•]

4.	following the first Closing Date.

4.      The following other provisions of the Letter shall apply to Design Employees mutatis mutandis: Sections 1 through 3, 4(a), Section 4(c), Section 5(a), Section 5(d) and Sections 6 through 11.